Exhibit 10.3

CHICO’S FAS, INC.
AMENDED AND RESTATED 2012 OMNIBUS STOCK AND INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
NON-EMPLOYEE DIRECTOR

This Restricted Stock Unit Agreement (this “Restricted Stock Unit Agreement”) is effective as of <<GRANT DATE>> (the “Grant Date”), and is entered into between Chico’s FAS, Inc., a Florida corporation (the “Company”), and <<NAME>> (the “Director”).

WHEREAS, the Board of Directors of the Company (the “Board”) is authorized to make grants of Restricted Stock Units under the Company’s Amended and Restated 2012 Omnibus Stock and Incentive Plan (the “Plan”);

WHEREAS, prior to the Grant Date, the Board approved the grant of Restricted Stock Units pursuant to the Plan, to the Director on the Grant Date, provided that the Director is a Non-Employee Director on the Grant Date immediately following the Annual Meeting of Shareholders of the Company held on the Grant Date;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth below, the parties hereto agree as follows:

1.    Grant of Restricted Stock Units. The Company hereby grants to the Director <<NUMBER>> of Restricted Stock Units (the “Restricted Stock Units”) subject to the terms of this Restricted Stock Unit Agreement. Upon the completion of both the Restriction Period (as defined in Paragraph 5) and the Deferral Period (as defined in Paragraph 2), each vested Restricted Stock Unit shall entitle the Director to receive one share of Common Stock of the Company. The Restricted Stock Units are granted pursuant to the Plan and are subject to the provisions of the Plan, which is hereby incorporated herein and is made a part hereof, as well as the provisions of this Restricted Stock Unit Agreement. The Director agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan and this Restricted Stock Unit Agreement. To the extent the terms of the Plan and this Restricted Stock Unit Agreement are in conflict, the terms of the Plan shall govern. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided in this Restricted Stock Unit Agreement. All references to specified paragraphs pertain to paragraphs of this Restricted Stock Unit Agreement unless otherwise specifically provided.

2.    Deferral Period. Pursuant to the Director’s Deferral Election dated <<ELECTION DATE>>, the Restricted Stock Units that become vested in accordance with Paragraph 5 or 6 shall be settled by issuance and delivery of an equivalent number of shares of Common Stock to the Director on <<PAYMENT DATE>> (2 years and 1 day from the original vest date defined in Paragraph 5) (the “end of the Deferral Period”), subject to earlier payment under Paragraph 6.

3.    No Transfer of Restricted Stock Units. During the Restriction Period and Deferral Period, the Director shall have no rights to or with respect to the Restricted Stock Units or the Common Stock underlying such Restricted Stock Units except as specifically set forth in this Restricted Stock Unit Agreement. During the Restriction Period and Deferral Period, such Restricted Stock Units shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will, the laws of descent and distribution. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Director.

4.    Risk of Forfeiture. Subject to Paragraphs 6(a), and 6(b), should the Director’s service as a director of the Company terminate prior to the end of the Restriction Period, the Director shall forfeit the Restricted Stock Units that would otherwise have vested at the end of the Restriction Period.

5.    Vesting Date. Subject to Paragraph 6, the restrictions applicable to the Restricted Stock Units will lapse on <<VEST DATE>>, which shall be the last day of the Restriction Period.

6.    Death; Disability; Change in Control. Notwithstanding Paragraph 2, the Director’s death or disability, or the occurrence of a Change in Control, shall affect the Director’s rights under this Restricted Stock Unit Agreement as follows:
a.    Change in Control. If a Change in Control shall occur prior to the end of the Deferral Period, then all nonvested Restricted Stock Units (if any) shall fully vest, all restrictions (other than those described in Paragraph 10) applicable to such Restricted Stock Units shall terminate and the Company shall issue and deliver electronically to the Director the shares of Common Stock underlying the Restricted Stock Units as provided in Paragraph 7 within thirty (30) days after the date of the Change in Control.
b.    Death or Disability. Upon the occurrence of the Director’s death or Disability prior to the end of the Deferral Period, then all nonvested Restricted Stock Units (if any) shall fully vest, all restrictions (other than those described in Paragraph 10) applicable to such Restricted Stock Units shall terminate and the Company shall issue and deliver electronically to the Director or the Director’s personal representative, if applicable, or in the case of death, to the person or persons to whom the Director’s rights under this Restricted Stock Unit Agreement shall pass by will or by the applicable laws of descent and distribution, the shares of Common Stock underlying the Restricted Stock Units as provided in Paragraph 7 within thirty (30) days after the date of the Director’s death or Disability. The Board’s determination in good faith regarding whether a Disability has occurred shall be conclusive and determinative. For this purpose, “Disability” for this Restricted Stock Unit Agreement shall mean, the inability of such Director to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22 (e)(3) and 409A(a)(2)(C)(i) of the Code.
7.    Issuance and Delivery of Shares; Ownership Rights.
a.    Issuance and Delivery of Shares. With respect to Common Stock issuable on the applicable dates set forth in Paragraph 2 or 6, the shares of Common Stock will be issued in the name of and delivered to the Director via electronic delivery to the Director’s account with the Company’s stock plan administrator and will be freely transferable by the Director. The Board may change the above procedure for issuance and delivery of shares of Common Stock at any time, provided that such procedure complies with Code Section 409A. Notwithstanding any other provision of this Restricted Stock Unit Agreement, the issuance and delivery of the shares of Common Stock under this Paragraph 7 shall be subject to the requirements of Paragraph 10, including restrictions on transfer as provided therein to the extent applicable.
b.    Ownership Rights. The Director is not entitled to any voting and ownership rights applicable to the Common Stock underlying the Restricted Stock Units, including the right to receive any dividends that may be paid on the Common Stock underlying the Restricted Stock Units, prior to the issuance of the shares of Common Stock. To the extent the Restricted Stock Units vest, the Director shall be entitled to receive shares or cash equivalents to all dividends paid subsequent to the Grant Date and prior to the issuance of the shares of Common Stock with payment of such dividend equivalents being paid in shares or cash (as applicable) at the same time as the shares of Common Stock are issued and delivered under Paragraph 7(a). To the extent any nonvested Restricted Stock Units are forfeited, the dividend equivalents attributable to such Restricted Stock Units shall also be forfeited. Following the issuance and delivery of the shares of Common Stock, the Director shall have all voting and ownership rights as provided to other shareholders.
8.    Reorganization of Company and Subsidiaries. The existence of this Restricted Stock Unit Agreement shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock Units or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
9.    Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (“Recapitalization Events”), then for all purposes references herein to Common Stock or to Restricted Stock Units shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Restricted Stock Units.
10.    Certain Restrictions. By accepting the Restricted Stock Units, the Director agrees that if at the time of delivery of the shares of Common Stock underlying the Restricted Stock Units issued hereunder any sale of such shares is not covered by an effective registration statement filed under the Securities Act of 1933 (the “Act”), the Director will acquire such shares for the Director’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition the Director will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Restricted Stock Unit Agreement.
11.    Amendment and Termination. No amendment or termination of this Restricted Stock Unit Agreement which would impair the rights of the Director shall be made by the Board or the Plan Administrator at any time without the written consent of the Director. No amendment or termination of the Plan will adversely affect the right, title and interest of the Director under this Restricted Stock Unit Agreement or to Restricted Stock Units granted hereunder without the written consent of the Director.
12.    No Guarantee of Continued Service as a Director. This Restricted Stock Unit Agreement shall not confer upon the Director any right with respect to continuance of the Director’s service as a director of the Company or other service with the Company or any subsidiary, nor shall it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate such Director’s service as a director of the Company or other service at any time.
13.    No Guarantee of Tax Consequences. The Restricted Stock Units are intended to be subject to Code Section 409A. Notwithstanding the foregoing, neither the Company nor any subsidiary nor the Plan Administrator shall be liable to any person eligible for benefits under this Restricted Stock Unit Agreement in the event this Restricted Stock Unit Agreement or the payments hereunder fail to comply with the requirements under Code Section 409A. Neither the Company nor any subsidiary nor the Plan Administrator makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Restricted Stock Unit Agreement.
14.    Entire Agreement. This Restricted Stock Unit Agreement and the Deferral Election referenced in Paragraph 2 constitute and contain the entire agreement between the parties with respect to the subject matter hereof and supersede any prior or contemporaneous oral or written agreements.
15.    Severability. In the event that any provision of this Restricted Stock Unit Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Restricted Stock Unit Agreement and this Restricted Stock Unit Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.
16.    Governing Law. This Restricted Stock Unit Agreement shall be construed in accordance with the laws of the State of Florida to the extent federal law does not supersede and preempt Florida law.
17.    Electronic Delivery and Signatures. The Director hereby consents and agrees to electronic delivery of share(s) of Common Stock, Plan documents, proxy materials, annual reports and other related documents. If the Company establishes procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), the Director hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Director consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.

18.    Plan and Prospectus. A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Director, and the Director acknowledges receipt thereof.

ACKNOWLEDGED AND ACCEPTED This _______ day of ___________, 20____. ___________________________________ Director	CHICO’S FAS, INC. By: _______________________________